Exhibit 99.2

Investor Update - July 26, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information

	Forecast Full Year 2018	Full Year 2017 As Adjusted (a)	% Change	Prior Guidance June 15, 2018
Capacity (ASMs in millions)	65,780 - 65,930	62,072	~ 6.1%	65,950 - 66,100
Cost per ASM excluding fuel and special items (cents)	8.50¢ - 8.53¢	8.25¢	~ 3.2%	8.51¢ - 8.56¢
Fuel gallons (millions)	843	797	~ 5.8%	845

	Forecast Q3 2018	Q3 2017 As Adjusted (a)	% Change	Prior Guidance April 23, 2018
Capacity (ASMs in millions)	17,095 - 17,145	16,164	~ 5.9%	~ 6.0%
Revenue per ASM (cents) (a)	12.66¢ - 13.06¢	13.06¢	~ (3.0)% - 0.0%	n/a
Cost per ASM excluding fuel and special items (cents)	8.36¢ - 8.41¢	8.00¢	~ 4.9%	8.31¢ - 8.36¢
Fuel gallons (millions)	218	207	~ 5.3%	n/a
Economic fuel cost per gallon(b)	$2.30	$1.80	~ 27.8%	n/a

(a)
RASM and CASMex in the preceding forecast information reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Fuel Gallons and Economic fuel cost per gallon) has not been restated. Additionally, certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year.

(b)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions: crude oil cost—$1.65 (approximately $69 per barrel), refining margin—50 cents, benefit of settled hedges—5 cents, with the remaining difference due to taxes and other into-plane costs.

2018 Forecasted Capacity and CASMex by Quarter
The following table shows 2018 quarterly forecasted capacity by segment and forecasted consolidated CASMex with percent change on an adjusted basis from the same period in the prior year. Certain reclassifications have been made to prior year financial information to conform to classifications used in the current year.

	Actual		Forecast
	Q1	Q2	Q3	Q4	Full Year
Mainline ASMs	6.3%	~ 6.6%	~ 5.0%	~ 1.5%	~ 5.0%
Regional ASMs	21.8%	~ 21.6%	~ 18.5%	~ 20.0%	~ 20.0%
Total Air Group ASMs	7.5%	~ 7.8%	~ 5.9%	~ 3.0%	~ 6.1%
Prior Guidance April 23, 2018			~ 6.0%	~ 4.0%	~6.5%

CASMex (cents)	8.81¢	8.14¢	8.36¢ - 8.41¢	8.72¢ - 8.77¢	8.50¢ - 8.53¢
2017 CASMex (cents) as adjusted	8.38¢	7.98¢	8.00¢	8.68¢	8.25¢

Capacity and Capital Expenditures Forecast
The guidance below is based on our current expectation of capacity growth and capital expenditures.

(in millions, except %)	2018	2019	2020
Capacity (ASMs) growth	6.1%	~ 2%	~ 4%
Targeted capital expenditures	~$1,000	~$750	~$750

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $15 million in the third quarter of 2018.

Effective Tax Rate
We expect the 2018 full year effective tax rate to be approximately 25%.

Future Fuel Hedge Positions

All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2018	50%	65	1
Fourth Quarter 2018	50%	68	1
Remainder 2018	50%	$67	$1
First Quarter 2019	40%	70	1
Second Quarter 2019	30%	72	2
Third Quarter 2019	20%	74	2
Fourth Quarter 2019	10%	77	3
Full Year 2019	25%	$72	$2